FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
REPORTS INCREASED SALES AND EARNINGS FOR
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008
SALES INCREASED 3%, EPS INCREASED 7%

Atlanta, Georgia, October 17, 2008 — Genuine Parts Company (NYSE: GPC) reported increased sales and earnings for the third quarter and nine months ended September 30, 2008. Thomas C. Gallagher, Chairman, President and Chief Executive Officer, announced today that sales totaling $2.9 billion were up 3% compared to the third quarter of 2007. Net income for the quarter was $131.0 million, an increase of 2% over $128.6 million recorded in the same period of the previous year. Earnings per share on a diluted basis were 81 cents, up 7% compared to 76 cents for the third quarter last year.

For the nine months ended September 30, 2008, sales totaled $8.5 billion, up 3% compared to the same period in 2007. Net income for the nine months was $387.6 million, an increase of 2% over $380.3 million recorded in the previous year. Earnings per share on a diluted basis were $2.36, up 6% compared to $2.23 for the same period last year.

In review of the quarter, Mr. Gallagher commented, “We are pleased to report that the 3rd Quarter of 2008 was another period of steady and consistent sales and earnings growth for Genuine Parts Company. EIS, our Electrical Group, reported another excellent quarter and, once again, generated the strongest sales growth among our four business segments. They were up 13% in the quarter, following a 7% increase in the first quarter and 11% growth in the second quarter. Motion Industries, our Industrial Group, is also performing well, with their sales increasing 7% for the second consecutive quarter, following a 6% sales increase in the first quarter. We expect to see both EIS and Motion continue their positive sales trends in the fourth quarter. Our two most challenging businesses currently are Automotive and Office Products. The Automotive Group reported a 1% sales increase in the quarter and S.P. Richards, our Office Products Group, ended the quarter even with the prior year. Our results in each of these segments are reflective of the overall slowdown in their respective industries and, while we do not anticipate a quick recovery in either case, we do remain optimistic about our prospects in each of these businesses in the quarters ahead.”

Mr. Gallagher added, “The Balance Sheet at September 30, 2008 remains in excellent condition and we continue to strengthen our financial position through steady and consistent earnings growth as well as working capital and asset management initiatives. The Company also continues to generate strong cash flows and our cash position remains sound. We have used cash in several key areas to maximize the total return to shareholders, including the dividends paid to shareholders, which we have increased for 52 consecutive years. Another priority for cash has been opportunistic share repurchases and as part of our share repurchase program, we have purchased approximately 6.7 million shares of our Company stock thus far in 2008. Other key uses for cash remain the ongoing reinvestment in our four business segments and strategic complimentary types of acquisitions in each of the businesses.”

Mr. Gallagher concluded, “As we enter the last quarter of 2008, we are witnessing heightened levels of economic uncertainty, which are having an impact on all businesses, GPC included. Our Company remains in sound condition, however, and we believe that our continued focus on the consistent execution of our short and long term growth plans, as well as our ongoing initiatives to further strengthen our balance sheet, will pull our Company through the difficult economy. This proven strategy has allowed us to show steady and consistent progress over our 80-year history and we look forward to reporting another year of record sales and earnings in 2008.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-422-4780, conference ID 67330418. A replay will also be available on the Company’s website or at 800-642-1687, conference ID 67330418, two hours after the completion of the conference call until 12:00 a.m. Eastern time on November 1, 2008.

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,882,115	$2,797,556	$8,495,073	$8,215,926
Cost of goods sold	2,033,110	1,973,068	5,974,372	5,776,909

	849,005	824,488	2,520,701	2,439,017
Selling, administrative & other expenses	638,163	617,101	1,902,467	1,825,704

Income before income taxes	210,842	207,387	618,234	613,313
Income taxes	79,825	78,807	230,601	233,059

Net income	$131,017	$128,580	$387,633	$380,254

Basic net income per common share	$.81	$.76	$2.37	$2.24
Diluted net income per common share	$.81	$.76	$2.36	$2.23
Weighted average common shares outstanding	161,603	168,819	163,324	169,862
Dilutive effect of stock options and
non-vested restricted stock awards	673	1,006	689	1,022

Weighted average common shares outstanding –
assuming dilution	162,276	169,825	164,013	170,884

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$1,393,118	$1,381,007	$4,127,518	$4,037,568
Industrial	907,015	849,631	2,686,297	2,522,675
Office Products	458,968	460,425	1,332,167	1,342,932
Electrical/Electronic Materials	126,827	111,863	363,712	329,416
Other (1)	(3,813)	(5,370)	(14,621)	(16,665)

Total net sales	$2,882,115	$2,797,556	$8,495,073	$8,215,926

Operating profit:
Automotive	$111,730	$115,023	$317,888	$325,690
Industrial	77,220	69,669	222,781	204,330
Office Products	33,426	33,183	114,721	119,052
Electrical/Electronic Materials	10,272	7,685	29,175	23,224

Total operating profit	232,648	225,560	684,565	672,296
Interest expense, net	(7,391)	(4,706)	(21,877)	(16,550)
Other, net	(14,415)	(13,467)	(44,454)	(42,433)

Income before income taxes	$210,842	$207,387	$618,234	$613,313

Capital expenditures	$15,761	$31,015	$60,091	$83,781

Depreciation and amortization	$21,768	$21,994	$66,469	$64,014

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30,	Sept. 30,
	2008	2007
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$124,428	$330,052
Trade accounts receivable, net	1,350,568	1,334,309
Merchandise inventories, net	2,318,215	2,225,718
Prepaid expenses and other current assets	279,932	243,296

TOTAL CURRENT ASSETS	4,073,143	4,133,375
Goodwill and other intangible assets, less accumulated amortization	147,940	70,539
Other assets	185,420	172,583
Net property, plant and equipment	412,755	458,597

TOTAL ASSETS	$4,819,258	$4,835,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,070,513	$1,088,201
Current portion of debt	250,000	—
Income taxes payable	18,506	19,559
Dividends payable	63,003	61,318
Other current liabilities	223,634	199,529

TOTAL CURRENT LIABILITIES	1,625,656	1,368,607
Long-term debt	250,000	500,000
Other long-term liabilities	206,058	191,750
Minority interests in subsidiaries	68,439	64,774
Common stock	160,557	167,900
Retained earnings and other	2,508,548	2,542,063

TOTAL SHAREHOLDERS’ EQUITY	2,669,105	2,709,963

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,819,258	$4,835,094

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	Sept. 30,
	2008	2007
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$387,633	$380,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,469	64,014
Other	11,470	19,435
Changes in operating assets and liabilities	1,836	154,249

NET CASH PROVIDED BY OPERATING ACTIVITIES	467,408	617,952
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(60,091)	(83,781)
Acquisitions and other	(98,735)	(20,316)

NET CASH USED IN INVESTING ACTIVITIES	(158,826)	(104,097)
FINANCING ACTIVITIES:
Stock options exercised	1,364	10,134
Excess tax benefits from share-based compensation	313	4,176
Dividends paid	(188,805)	(181,925)
Purchase of stock	(228,863)	(152,161)

NET CASH USED IN FINANCING ACTIVITIES	(415,991)	(319,776)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(107,409)	194,079
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	231,837	135,973

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$124,428	$330,052